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                                  EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT



AVANIR Pharmaceuticals:

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement, No. 333-77925 of AVANIR Pharmaceuticals, formerly LIDAK Pharmaceuticals, (a development stage enterprise) (the "Company") on Form S-3 of our report dated December 24, 1998 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the status of the Company as a development stage enterprise, the Company's ability to continue as a going concern, and the Company as a defendant in certain lawsuits), appearing in the Annual Report on Form 10-K/A of AVANIR Pharmaceuticals for the year ended September 30, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

San Diego, California
July 14, 1999